Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Goldman Sachs MLP Energy Infrastructure Fund

Name of Underwriter or Dealer Purchased From:	Barclays Capital Inc.

Names of Underwriting Syndicate Members:
Goldman, Sachs & Co.; ABN AMRO Securities (USA) LLC; Barclays Capital Inc.; Citigroup Global Markets Inc.; J.P. Morgan Securities LLC; Jefferies LLC; KeyBanc Capital Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith, Inc.; Raymond James & Associates, Inc.; RBC Capital Markets, LLC;
Scotia Capital (USA) Inc.; Seaport Global Securities LLC; Stephens Inc.; Tudor, Pickering, Holt & Co. Securities, Inc; UBS Securities LLC; Wunderlich Securities, Inc.

Name of Issuer:	RSP PERMIAN INC

Title of Security:	RSP PERMIAN INC

Date of First Offering:	10/13/16

Dollar Amount Purchased:	41,978,224

Number of Shares or Par Value of Bonds Purchased:	1,056,056

Price Per Unit:	39.75

Resolution Approved:  	Expected to be approved at the
February 15-16, 2017 Board Meeting.

Name of Fund:	Goldman Sachs MLP Energy Infrastructure Fund

Name of Underwriter or Dealer Purchased From:	Credit Suisse
Securities (USA) LLC

Names of Underwriting Syndicate Members:	Goldman, Sachs & Co.;
Credit Suisse Securities (USA) LLC; Deutsche Bank Securities Inc.; Jefferies LLC; Piper Jaffray & Co.;
Tudor, Pickering, Holt & Co. Securities, Inc.

Name of Issuer:	Smart Sand Inc

Title of Security:	SMART SAND INC

Date of First Offering:	11/04/16

Dollar Amount Purchased:	5,008,278

Number of Shares or Par Value of Bonds Purchased:	455,298

Price Per Unit:	11.00

Resolution Approved:  	Expected to be approved at the
February 15-16, 2017 Board Meeting.


	Resolution expected to be adopted at the Meeting of the Board of Trustees on February 15-16, 2017.

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs
 Asset Management, L.P. (GSAM) to the Trustees, all purchases made during the calendar quarter ended December 31, 2016 by the Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust (the Trusts) on behalf of their Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company
 Act of 1940, as amended (the 1940 Act).